September 21, 2006 20 September

Mr. Robert F. Wrobel

Executive Vice President, Chief Legal Officer & Secretary

Alpharma Inc.

One Executive Drive

Fort Lee, NJ 07024

Re: Retirement Agreement

Dear Bob:

This Retirement separation Agreement (the "Agreement") sets forth the agreement between you (the "Executive") and Alpharma Inc. (the "Company") regarding the terms of your retirement from the Company.

Retirement

The Company and the Executive agree that he shall retire no earlier than January 15, 2007 nor later than June 30, 2007. The Company retains the option to choose any date within such period by giving Executive 30 days notice (the "Retirement Date"). At all times prior to his Retirement Date, Executive shall continue to be an employee and executive vice president of the Company, upon the same terms and conditions of employment as exist at this date (including without limitation salary and target bonus percentage). Upon his Retirement Date, Executive shall be deemed to have "retired" for the purpose of all employee benefit plans and programs of the Company.

Chief Legal Officer

Executive agrees to relinquish the position of Chief Legal Officer concurrently with his Retirement Date or, upon at least 30 days notice, at any date after the date hereof as may be chosen by the Company. Should Executive cease serving as Chief Legal Officer prior to his Retirement Date, he shall continue to report to the Chief Executive Officer and agrees to perform, on a full time basis and to the exclusion of any other business activities, such duties and assignments of an executive nature reasonably related to his expertise and experience as are assigned to him by the Chief Executive Officer. For the purposes of all employee benefit plans and programs and the letter agreement between the Company and the Executive dated December 12, 2005 (the "Letter Agreement"), Executive shall be deemed to be an active employee and a member of the Chief Executive Officer's Leadership Team at all times prior to his Retirement Date. The June 29, 2007 payment under the heading Retention Payment in the Letter Agreement shall be paid to the Executive on his Retirement Date.

Bonus

Executive shall be eligible for a bonus pursuant to the terms of the Executive Bonus Plan for the 2006 fiscal year and shall be awarded a bonus based upon the Plan criteria as applied generally to other executives with respect to the 2006 fiscal year (without regard to whether the Executive serves as the Chief Legal Officer for the full fiscal year). Executive shall be paid a pro rata portion of his Target Bonus for that portion of the 2007 fiscal year prior to his Retirement Date. The 2006 bonus payment shall be made at the time other executives receive bonus payments for such period. The 2007 bonus shall be paid on the Executive's Retirement Date.

Severance or Change in Control

Upon the Executive's Retirement Date, notwithstanding Section 7.1 of the Alpharma Inc. Severance Plan (the "Severance Plan"), he shall receive a lump sum payment equal to the amount due under Section 4.2(b)(ii) of the Severance Plan and coverage for himself and his spouse under the Alpharma Health and Welfare Program for eighteen months at the active employee rate (although the Executive will be required to pay the entire premium for the six month period described below). The expiration of such eighteen-month period will be treated as the initial "Qualifying Event" for purposes of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), the lump sum payment will be made on the date that is six months following the Executive's Retirement Date. Such lump sum payment will be adjusted for interest (6% per annum) during the six-month period beginning on the Retirement Date and ending on the payment date.

In the event that a binding agreement is executed by the Company prior to the Executive's Retirement Date with respect to a transaction which constitutes a "Change in Control", as that term is defined under the Alpharma Inc. Change in Control Plan ("Change in Control Plan") and such transaction is consummated on or before the Executive's Retirement Date, in lieu of the benefits set forth in the first paragraph of this section, the Executive shall receive the benefits set forth in the Change in Control Plan, as modified by the Letter Agreement. If the terms of the Change in Control Plan (as modified by the Letter Agreement) become applicable to the Executive, (a) all benefits set forth in paragraph 1 of Appendix A to the Letter Agreement shall be payable in a lump sum on the Retirement Date, and (b) the cessation of the Executive's employment on the Retirement Date shall be deemed to have satisfied the requirements set forth in the first paragraph under the heading Special Severance Arrangement in the Letter Agreement. Notwithstanding anything to the contrary in the Change in Control Plan or the Letter Agreement, the Executive shall receive coverage for himself and his spouse under the Alpharma Health and Welfare Program for eighteen months at the active employee rate (although the Executive will be required to pay the entire premium for the six month period described above). The expiration of such eighteen-month period will be treated as the initial "Qualifying Event" for purposes of COBRA.

In all events, the Executive will also receive a lump sum payment equal to the employer-paid portion of the premiums paid by the Executive for coverage under the Alpharma Health and Welfare Program during such six-month period (described above), and $40,000 (such amount shall be grossed up for applicable tax withholding), which represents the estimated actuarial equivalent of providing coverage under the Alpharma Inc. Health and Welfare Program based on the provisions and rates in effect as of December 31, 2006, for the Executive's spouse from the date that her coverage ends pursuant to COBRA until April 22, 2012.

LTIP Awards

All restricted stock and stock option awards outstanding as of the Executive's Retirement Date shall immediately become fully vested but shall otherwise be governed by the terms of the applicable grant document.

Return of Company Property

No later than the Retirement Date, the Executive will return to Company any computers, keys, security cards, credit cards or other items that the Executive might have in his or her possession that are the property of the Company. No later than the Retirement Date, the Executive will return all Company files, reports, books, data and other documents.

Retirement Plan Eligibility

This Agreement and the Executive's receipt of a lump sum severance payment will not affect his retirement eligibility or entitlement to vested benefits under any of the Company's retirement plans. The Executive's rights under any qualified retirement plans will continue to be governed by the terms of those plans.

Supplemental Savings Plans and Supplemental Pension Plan

This Agreement and the Executive's receipt of a lump sum severance payment will not affect his eligibility or entitlement to benefits under the Company's Supplemental Savings Plans or the Supplemental Pension Plan. The Executive's rights and benefits under those plans will continue to be governed by the terms of those plans.

Non-Disparagement

The Executive agrees that he will not make any statement now, or at any time in the future, to any current, former or potential customers, contractors, vendors or employees of the Company, to any media or to any other person that is disparaging of the business, reputation, competence, product quality or good character of the Company, its parent and their affiliates, their officers, directors, shareholders and employees. A disparaging statement is any communication that, if publicized, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character or product quality of the entity or person or entity to whom the communication relates.

Non-Disclosure of Confidential Information

The Executive acknowledges that he has been and will be privy to confidential and proprietary business information concerning Alpharma Inc., its predecessors and affiliates (hereinafter, for purposes of this paragraph, the "Company"), the unauthorized use or disclosure of which could cause serious and irreparable injury to the Company. Confidential Business Information, as used herein, includes, but is not limited to, information relating to existing and planned product formulations, research and development efforts, plans and results; inventions and inventions in process; existing and prospective expansion plans; existing and prospective marketing plans and activities; past, existing and future litigation and litigation strategies; the Company's customers and suppliers, their key personnel and operations; operating costs; the identities and compensation arrangements of key employees of the Company; the identities and key employees of partners, acquisition targets, co-ventures, customers and suppliers; business plans and strategies; and other non-public information, regardless of whether such information is patented, patentable, copyrighted, or technically classifiable as a trade secret. The obligations under this paragraph shall not apply to information (a) that has been or hereafter is generally known in the Company's industry through no fault of the Executive or (b) the disclosure of which is required by law or pursuant to court order.

Before disclosing any Confidential Business Information under the compulsion of legal process, the Executive agrees to give prompt notice to the Company of the fact that he has been served with legal process pursuant to which the disclosure of Confidential Business Information might be requested. Such notice will be given within sufficient time before disclosure to permit the Company to intervene in the matter or to take such other actions as may be necessary or appropriate to protect its interests in the confidentiality of the information.

Waiver and Release

The Executive will execute a waiver and release on or after his Retirement Date in a form to be provided to him by the Company, which has the effect of releasing the Company, its affiliates, officers, directors on the Board and employees from any and all claims, demands, causes of action, damages, expenses and liabilities, whether known or unknown, which the Executive has or may later have against the Company which relate in any way to his employment by the Company, or retirement, or any other matters as of his Retirement Date. The Executive understands that all of the payments and benefits described herein are contingent upon him first executing (and not revoking) the waiver and release described herein.

Entire Agreement

This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof. In the event of a conflict between the terms of this Agreement and those of the Employment Agreement, this Agreement will govern. No provision of this Agreement may be modified, amended or revoked, except in writing signed by the Executive and an authorized officer of the Company.

Severability

If any provision of this Agreement, or part thereof, is held invalid, void or voidable, such invalidity shall not affect other provisions, or parts thereof, which shall be given effect without the invalid provision or part. No waiver or failure to enforce any condition or provision of this Agreement will be deemed to be a continuing waiver of the same or any other provision of this Agreement.

Section 409A of the Code

Notwithstanding anything stated herein, in any employee benefit plan or program or in any other agreement, any payments hereunder that would be subject to the additional income tax imposed by Section 409A of the Code shall be deferred until the earliest date on which such payments may be made without the imposition of such tax, as determined in good faith by the Company.

Governing Law

This Agreement shall in all respects be interpreted, enforced and governed under the laws of New Jersey without giving effect to the principles of conflicts of law.

Accord and Satisfaction

The only consideration that the Executive will receive for executing this Agreement is the benefits described above. No other promise, inducement, threat, agreement or understanding of any kind or description has been made with or to the Executive by the Company to cause him to agree to the terms of this Agreement.

Right to Consult an Attorney

The Executive understands that by this Agreement, the Company is advising him in writing that he should consult with an attorney prior to executing this Agreement. The Executive states that he has had an opportunity to discuss this Agreement with whomever he wishes, including an attorney of his own choosing. The Executive states that he has been given a reasonable period of time within which to read, review and consider all of the provisions of this Agreement; that he understands its provisions and its final and binding effect on him; and the Executive is entering into this Agreement freely, voluntarily, and without duress or coercion.

* * *

If you agree to the terms of this Agreement, please sign the enclosed copy of this Agreement and return it to me no later than September 21, 2006.

Sincerely,

DEAN J. MITCHELL

President and CEO

I, Robert F. Wrobel, acknowledge and agree to the terms and conditions of this Agreement.

_________________________ __________________

Signature Date

K:\Legal\Corporate\EMPLOYMENT MATTERS\Wrobel, Robert\Retirement Agreement.DOC